Exhibit 23.3

DR. DUNCAN J. BAIN
49 Midale Crescent
London, Ontario
Canada   N5X 3C2

To: United States Securities and Exchange Commission

I, Dr. Duncan J. Bain, Professional Geoscientist, do hereby consent to the filing, with the regulatory authorities referred to above, the technical report entitled “Summary Report on the Snowden Diamond Project (the “Technical Report”), and to the written disclosure in any Offering Memorandum, other offering documents, Form S-1 registration statement, or an Annual Information Form on Gulfstream Capital Corporation.

I hereby consent to the inclusion of my name as an expert in Gulfstream Capital Corporation Form S-1 registration statement as filed with your office.

I hereby certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information derived from the Technical Report in the written disclosure in this Form S-1 registration statement, other offering documents, or an Annual Information Form on Gulfstream Capital Corporation.

Dated: November 12, 2013

/s/ Duncan J. Bain
Duncan J. Bain